Pre-Qualification Amendment Number 1: Form 1A/A for the Offering Circular first filed on June 13, 2023, for Brookwood Fenton Investments LLC. This Amendment incorporates five (5) changes. First, the Issuer has provided a new Exhibit 3 (LLC operating agreement). Second, the Issuer has modified the compensation terms in the Compensation of Officers and the Manager section. Third, the Issuer has added language to the Securities Being Offered section to clarify that the mandatory mediation and the choice of venue provisions in the operating agreement do not apply to claims brought under U.S. federal securities laws. Fourth, two Risk Factors have been added describing risks associated with the mandatory mediation and choice of venue provisions in the operating agreement. Lastly, the Issuer has denoted the “principal accounting officer” in the Signature Page.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A Offering Circular

Regulation A Tier 2 Offering

Form 1A/A

Amendment #1

Offering Circular

For

BROOKWOOD FENTON INVESTMENTS LLC

A Michigan Limited Liability Company

June 30, 2023

SECURITIES OFFERED: Equity in the form of LLC membership interests denominated as Class A Units.

MAXIMUM OFFERING AMOUNT: $30,000,000.00 for 30,000,000.00 Class A Units

MINIMUM OFFERING AMOUNT: $3,000,000.00 for 3,000,000.00 Class A Units

MINIMUM INVESTMENT AMOUNT: $1,000.00 for 1,000.00 Class A Units per Investor

CONTACT INFORMATION : Brookwood Fenton Investments LLC

23944 Eureka Rd., Suite 107
Taylor, Michigan 48180

Phone: (734) 287-6619

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Brookwood Fenton Investments LLC, is a Michigan limited liability company formed on April 17, 2023 (the “Company” or “Issuer”) for the purpose of building and operating 224 detached condominium senior independent living rental properties in Fenton, Michigan (the “Project”), through an affiliate, Brookwood Fenton Estates Acquisition, LLC (“Acquisition”).

The estimated total cost to complete the Project is approximately $72,800,000. The estimated total cash required by the Project is $30,000,000, with the balance of costs paid for through third-party loan financing. The Company will contribute the net proceeds it receives through this Offering to Acquisition in exchange for a proportionate share of equity in Acquisition. In the event that the net proceeds from the Offering are insufficient to completely fund the cash required for the development of the Project, the balance of those development costs will be paid for by capital contributed by a third-party, Brookwood Fenton MI, LLC, in exchange for a proportionate share of equity in Acquisition. The Manager (defined below) will own 10% of Acquisition. If the Maximum Offering Amount of $30,000,000 is raised through this Offering, the Company will own the majority interest in Acquisition.

The Company is offering by means of this offering circular (the “Offering Circular”), equity in the form of Class A LLC membership interests denominated as Class A units (the “Units,” or in the singular, a “Unit”) on a best-efforts basis to those who meet the investor suitability standards (the “Investor(s)”) as set forth herein. See “Investor Suitability Standards” below.

The minimum investment amount per Investor is $1,000.00, in exchange for 1,000.00 Units. Although the Company does not intend to list the Units for trading on any exchange or other trading market, it may redeem or buy back Units, based upon the complete discretion of the Manager, and may provide Investors with limited liquidity for their investment in the Company. See “Securities Being Offered” below.

The Company is managed by a manager, Brookwood Estates Senior Living, LLC, a Michigan limited liability company (the “Manager”) and the Company’s Officers are Christopher Garner, CEO, Golan Sapir, CFO, Shlomo Baranovski, Chairman, and Aaron Cox, Legal Counsel. The Company intends to use the proceeds of this Offering (the “Proceeds”) to fund Acquisition, which will construct, develop, and operate the Project. The Manager of the Company is also the manager and controls Acquisition.

Sales of the Units pursuant to this Regulation A Tier 2 Offering (the “Offering”) will commence immediately upon qualification by the Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date the Company, in its sole discretion, elects to terminate, (b) the date upon which all Units have been sold, or (c) exactly 12 months after the Effective Date (the “Offering Period”).

The Company will offer Units via the website www.investbrookwood.com (the “Platform”) on a continuous and ongoing basis. Netshares Financial Services, LLC (“Netshares”), a FINRA broker-dealer, will act as the administrative broker-dealer for this Offering. Proceeds from this Offering will be held in escrow until the Minimum Offering Amount is met. The escrow account is administered by North Capital Private Securities. As of the date of this Offering Circular, the Company has engaged KoreConX, Inc. (“KoreConX”) as transfer agent for this Offering. See “Plan of Distribution” below.

Persons who purchase Units will be members of the Company subject to the terms of the Operating Agreement of the Company (“Members” or in the singular a “Member”) and will hereinafter be referred to as “Investors” or in the singular an “Investor.” The Company intends to use the proceeds of this Offering (“Proceeds”) to commence operations of the Company and the development of the Project by Acquisition. The acceptance of Investor funds may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. There are no selling securityholders in this Offering.

Prior to this Offering, there has been no public market for the Units, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Units on any securities market. The Manager and Affiliates will receive compensation and income from the Company and these transactions may involve certain conflicts of interest. See “Risk Factors,” “Compensation of Officers and the Manager” and “Conflicts of Interest” below. Investing in the Units is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. See “Risk Factors” below. There are material income tax risks associated with investing in the Company that prospective investors should consider. See “Federal Tax Treatment” below.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)(F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)(F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Units immediately upon qualification of the Offering by the SEC. The Company estimates that sales will commence during Q2 – 2023.

OFFERING PROCEEDS TABLE

	Price to Public*	Underwriting Discounts and Commissions**	Proceeds to the Company***	Proceeds to other Persons****
Amount to be Raised per Unit	$1.00	$0.06	$0.93	$0.01
Minimum Investment Amount Per Investor	$1,000.00	$60.00	$933.33	$6.67
Minimum Offering Amount	$3,000,000.00	$180,000.00	$2,620,000.00	$200,000.00
Maximum Offering Amount	$30,000,000.00	$1,800,000.00	$28,000,000.00	$200,000.00

*The Offering price to Investors was arbitrarily determined by the Manager.

** The Company is not using an underwriter for the sale of the Units. The commissions listed are those for Netshares Financial Services, LLC (“Netshares”), a FINRA broker-dealer, acting as a placement agent for this Offering on a best-efforts basis. Netshares is entitled to a one percent (1%) commission on all sales of Units, up to a maximum of $300,000.00. Netshares is also entitled to an additional 5% commission on amounts raised as a result of Netshares’s direct introductions and introductory efforts, up to a maximum of $1,500,000.00. The combined maximum of all commissions Netshares may potentially earn is $1,800,000.00. See the “Plan of Distribution” below.

*** Units will be offered and sold directly by the Company, the Manager and the Company’s and Manager’s respective Officers and employees. No commissions for selling Units will be paid to the Company the Manager or the Company’s or Manager’s respective Officers or employees.

**** There are no selling securityholders in this Offering. As compensation for the time and effort involved in organizing the Company and related tasks, the Company shall pay the Manager an Organizational Fee equaling $200,000.00 upon the successful raising of $3,000,000.00, the Minimum Offering Amount. See “Compensation of Officers and the Manager” below.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Operating Agreement, a copy of which is attached hereto as Exhibit 3 and should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Operating Agreement, the Operating Agreement shall prevail and control, and no Investor should rely on any reference herein to the Operating Agreement without consulting the actual underlying document.

The Company intends to operate in Fenton, Michigan. See “Description of the Business” below.

COMPANY INFORMATION AND BUSINESS	Brookwood Fenton Investments LLC is a Michigan limited liability company with a principal place of business located at 23944 Eureka Rd., Suite 107, Taylor, MI 48108. Through this Offering, the Company is offering equity in the Company in the form of Units on a “best-efforts” and ongoing basis to qualified Investors who meet the Investor suitability standards as set forth herein See “Investor Suitability Standards.” As further described in the Offering Circular, the Company has been organized to build and operate 224 detached condominium senior independent living rental properties in Fenton, Michigan (the “Project”), through a majority-owned affiliate, Brookwood Fenton Estates Acquisition, LLC (“Acquisition”). Acquisition will hold title to the developed land and assets that comprise the Project.
MANAGEMENT	The Company is a manager-managed limited liability company. The Manager is an Affiliate, Brookwood Estates Senior Living, LLC, a Michigan limited liability company. The day-to-day management of the Company is vested in the Manager and the Officers of the Company, including Christopher Garner, the Chief Executive Officer (“CEO”), Golan Sapir, Chief Financial Officer ("CFO"), Shlomo Baranovski, Chairman, and Aaron Cox, Legal Counsel.
THE OFFERING	This Offering is the first capital raise by the Company in its history. The Company is exclusively selling equity in the form of LLC membership interests, denominated into Units. The Company will use the Proceeds of this Offering to begin operations.
SECURITIES BEING OFFERED

The Units are being offered at a purchase price of $1.00 per Unit. The Minimum Investment is $1,000.00 for one thousand (1,000.00) Units per Investor. Upon purchase of the Unit(s), a Member is granted certain rights detailed in the “Securities Being Offered” section below.

The Units are non-transferrable except in limited circumstances, and no market is expected to form with respect to the Units.

COMPENSATION TO MEMBERS/MANAGER

Neither the Manager nor the Members of the Company will be compensated through commissions for the sale of the Units through this Offering.

As compensation for the time and effort involved in organizing the Company and related tasks, the Company shall pay the Manager an Organizational Fee equaling $200,000.00 upon the successful raising of $3,000,000.00, the Minimum Offering Amount. The Manager is also entitled to a Termination/Liquidation Stage fee consisting of a 30% profit share. See “Compensation of Officers and the Manager” below for a more comprehensive description of these fees.

PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The Manager, Brookwood Estates Senior Living, LLC, was formed in August 2022. However, the individual Officers of the Company are experienced real estate professionals and have successfully engaged in related real estate development and/or management activities for numerous years.
INVESTOR SUITABILITY STANDARDS

The Units will not be sold to any person or entity unless such person or entity is a “Qualified Purchaser.” A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(i)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” section as described below.

Each person purchasing Units will be subject to the terms of the Operating Agreement, a copy of which is provided in Exhibit 3.

Each person acquiring Units may be required to represent that he, she, or it is purchasing the Units for his, her, or its own account for investment purposes and not with a view to resell or distribute these securities.

Each prospective Purchaser of Units may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Units is an Accredited Investor, if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Units. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Units cannot be more than 10% of the greater of the purchaser’s (1) annual income or net worth, if purchaser is a natural person; or (2) revenue or net assets for the Purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Units.

COMMISSIONS FOR SELLING Membership SHARES

The Units will be offered and sold directly by the Company, the Manager, the Directors, the Officers, and the employees of the Company. No commissions will be paid to the Company, Manager, Directors, Officers, or employees for selling the Units.

Netshares is the administrative broker dealer for this offering and will charge a 1% fee on the aggregate sales, up to $300,000 if the Maximum Offering Amount of $30,000,000 is met. Netshares is also entitled to an additional 5% commission on amounts raised as a result of Netshares’s direct introductions and introductory efforts, up to a maximum of $1,500,000. The combined maximum of all commissions Netshares may potentially earn is $1,800,000.

NO LIQUIDITY	There is no public market for the Units, and none is expected to develop. Additionally, the Units will be non-transferable, except as may be required by law, and will not be listed for trading on any exchange or automated quotation system. See “Risk Factors” and “Securities Being Offered” below. The Company will not facilitate or otherwise participate in the secondary transfer of any Units. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Units. See “Risk Factors” below.
CONFLICTS OF INTEREST

Owners of the Manager of the Company are also owners and managers for the property management company that will manage the Company’s real estate assets and the general contractor that will be managing construction work on the Company's assets. The Manager of the Company will also be the manager and owner of 10% of Acquisition. Additionally, the Manager will own 30% of the equity in the Company.

COMPANY EXPENSES

Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the costs associated with the Offering and the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, holding, leasing, and management of real estate property and costs and expenses associated with the disposition of real estate property.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated,” “projected,” “forecasted,” “estimated,” “prospective,” “believes,” “expects,” “plans,” “future,” “intends,” “should,” “can,” “could,” “might,” “potential,” “continue,” “may,” “will,” and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

INVESTOR SUITABILITY STANDARDS

All persons who purchase the Units of the Company pursuant to the Subscription Agreement, attached hereto as Exhibit 4, must comply with the Investor Suitability Standards as provided below. It is the responsibility of the purchaser of the Units to verify compliance with the Investor Suitability Standards. The Company may request that Investor verify compliance, but the Company is under no obligation to do so. By purchasing Units pursuant to this Offering, the Investor self-certifies compliance with the Investor Suitability Standards. If, after the Company receives Investor’s funds and transfers ownership of the Units, the Company discovers that the Investor does not comply with the Investor Suitability Standards as provided, the transfer will be deemed null and void ab initio and the Company will return Investor’s funds to the purported purchaser. The amounts returned to the purported purchaser will be equal to the purchase price paid for the Units less any costs incurred by the Company in the initial execution of the null purchase and any costs incurred by the Company in returning the Investor’s funds. These costs may include any transfer fees, sales fees/commissions, or other fees paid to transfer agents or brokers.

The Company’s Units are being offered and sold only to “Qualified Purchasers” as defined in Regulation A.

Qualified Purchasers include:

(i) “Accredited Investors” defined under Rule 501(a) of Regulation D (as explained below); and

(ii) All other Investors so long as their investment in the Company’s Units does not represent more than 10% of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Units are offered hereby and sold to Investors that meet one of the two categories above, to qualify as an Accredited Investor, for purposes of satisfying one of the tests in the Qualified Purchaser definition, an Investor must meet one of the following conditions:

1) An Accredited Investor, in the context of a natural person, includes anyone who:

(i) Earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year or

(ii) Has a net worth over $1 million, either alone, or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence), or

(iii) Holds in good standing a Series 7, 65, or 82 license.

2) Additional Accredited Investor categories include:

(i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any insurance company as defined in Section 2(13) of the Exchange Act; any investment company registered under the Investment Fund Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Fund (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5 million any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ii) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(iii) Any organization described in Section 501(c)(3)(d) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5 million;

(iv) Any director or executive officer, or fund of the issuer of the securities being sold, or any director, executive officer, or fund of a fund of that issuer;

(v) Any trust, with total assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(B)(b)(2)(ii) of the Code; or

(vi) Any entity in which all of the equity owners are Accredited Investors as defined above.

RISK FACTORS

The Company commenced preliminary business development operations on April 17, 2023 and is organized as a limited liability company under the laws of the State of Michigan. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations on the Project, through Acquisition, are subject to all business risks associated with new enterprises. The likelihood of the Project’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of real estate and operation of a senior-living community, in a competitive industry. There is a possibility that the Project, Acquisition, and the Company could sustain losses in the future.

There can be no assurances that the Company will operate profitably. An investment in the Units involves a number of risks. Investors should carefully consider the following risks and other information in this Offering Circular before purchasing Units. Without limiting the generality of the foregoing, Investors should consider, among other things, the following risk factors:

Inadequacy Of Funds

Gross Offering Proceeds up to $30,000,000.00 may be realized. Management believes that such Proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of its business plan for the Project to be developed through Acquisition. If only a fraction of this Offering is sold, or if certain assumptions contained in Management’s business plans prove to be incorrect, Acquisition may have inadequate funds to fully develop its business and may need debt financing or other capital investment to fully implement its business plans. Furthermore, if less than half of the target Proceeds is raised, then it is likely that the Company will hold only a minority interest in Acquisition.

Dependence On Management

In the early stages of development, the Company’s business will be significantly dependent on the Company’s management team, Christopher Garner, Golan Sapir, Shlomo Baranovski, and Aaron Cox. The loss of any of these individuals could have a material adverse effect on the Company.

General Economic Conditions

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for the Company’s real estate assets. The Company has no control over these changes.

Possible Fluctuations In Operating Results

The Company’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of elderly demands, competitive pricing, debt service and principal reduction payments, and general economic conditions. Consequently, the Company’s revenues may vary by quarter, and the Company’s operating results may experience fluctuations.

Risks Of Borrowing

Since Acquisition will incur debt, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants which may impair Acquisition’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of owners of Units of Acquisition, including the Company. A judgment creditor would have the right to foreclose on any of Acquisition’s assets resulting in a material adverse effect on its business, which in turn would result in a material adverse effect on the Company’s operating results and financial condition.

Unanticipated Obstacles To Execution Of The Business Plan

The Company’s business plan – through Acquisition – will focus on the elderly population and that may change. The Company’s primary business endeavor of developing housing for seniors is capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s Officers and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

Management Discretion As To Use Of Proceeds

The net proceeds from this Offering will be used for the purposes described under the “Use of Proceeds” section. The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its Members in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of Management with respect to application and allocation of the net proceeds of this Offering. Investors in the Units offered hereby will be entrusting their funds to the Company’s Management, upon whose judgment and discretion the investors must depend.

Control By Management

The Company’s Manager and its Officers have managerial control on the day-to-day activities of the Company.

Limited Transferability and Liquidity

To satisfy the requirements of certain exemptions from registration under the Securities Act, and to conform with applicable state securities laws, each Investor must acquire his Units for investment purposes only and not with a view towards distribution. Consequently, certain conditions of the Securities Act may need to be satisfied prior to any sale, transfer, or other disposition of the Units. Some of these conditions may include a minimum holding period, availability of certain reports, including financial statements from the Company, limitations on the percentage of Units sold and the manner in which they are sold. The Company can prohibit any sale, transfer or disposition unless it receives an opinion of counsel provided at the holder’s expense, in a form satisfactory to the Company, stating that the proposed sale, transfer or other disposition will not result in a violation of applicable federal or state securities laws and regulations. No public market exists for the Units and no market is expected to develop. Consequently, owners of the Units may have to hold their investment indefinitely and may not be able to liquidate their investments in the Company or pledge them as collateral for a loan in the event of an emergency.

Broker Dealer Sales Of Units

The Company’s Units are not presently included for trading on any exchange, and there can be no assurances that the Company will ultimately be registered on any exchange. No assurance can be given that the Units of the Company will ever qualify for inclusion on the NASDAQ System or any other trading market. As a result, the Company’s Units are covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and may also affect the ability of Investors to sell their Units in the secondary market.

Long Term Nature Of Investment

An investment in the Units may be long term and illiquid. As discussed above, the offer and sale of the Units will not be registered under the Securities Act or any foreign or state securities laws by reason of exemptions from such registration which depends in part on the investment intent of the investors. Prospective investors will be required to represent in writing that they are purchasing the Units for their own account for long-term investment and not with a view towards resale or distribution. Accordingly, purchasers of Units must be willing and able to bear the economic risk of their investment for an indefinite period of time. It is likely that investors will not be able to liquidate their investment in the event of an emergency.

No Current Market For Units

There is no current market for the Units offered in this Offering and no market is expected to develop in the near future.

Offering Price

The price of the Units offered has been arbitrarily established by the Company, considering such matters as the state of the Company’s business development and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to the Company.

Compliance With Securities Laws

The Units are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act, applicable Michigan securities laws, and other applicable state securities laws. If the sale of Units were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Units. If a number of purchasers were to obtain rescission, the Company would face significant financial demands which could adversely affect the Company as a whole, as well as any non-rescinding purchasers.

Lack Of Firm Underwriter

The Units are offered on a “best efforts” basis by the Officers of the Company without compensation and on a “best efforts” basis through a FINRA registered broker-dealer via a Participating Broker-Dealer Agreement with the Company. Accordingly, there is no assurance that the Company, or any FINRA broker-dealer, will sell the maximum Units offered or any lesser amount.

Projections: Forward Looking Information

The Manager has prepared projections regarding the Company’s anticipated financial performance. The Company’s projections are hypothetical and based upon factors influencing the business of the Company. The projections are based on the Manager’s best estimate of the probable results of operations of the Company, based on present circumstances, and have not been reviewed by the Company’s independent accountants. These projections are based on several assumptions, set forth therein, which the Manager believes are reasonable. Some assumptions upon which the projections are based, however, invariably will not materialize due to the inevitable occurrence of unanticipated events and circumstances beyond the Manager’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material. Assumptions regarding future changes in sales and revenues are necessarily speculative in nature.

In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulatory changes, the entry into the Company’s market of additional competitors, the terms and conditions of future capitalization, and other risks inherent to the Company’s business. While the Manager believes that the projections accurately reflect possible future results of the Company’s operations, those results cannot be guaranteed.

The Company’s Success Will Depend Upon the Acquisition and Development of Real Estate by Acquisition, and It May be Unable to Consummate Land Acquisition or Development on Advantageous Terms, and the Developed Properties May Not Perform as Expected

Acquisition intends to acquire, develop, and lease real estate assets. The acquisition of real estate entails various risks, including the risks that the real estate assets may not perform as expected, that Acquisition may be unable to quickly and efficiently integrate assets into its existing operations and that its cost estimates for the lease and/or sale of a property may prove inaccurate. This may result in a material adverse effect on Acquisition’s business, which in turn would result in a material adverse effect on the Company’s operating results and financial condition.

Reliance on Manager to Select Appropriate Properties

The Company’s ability to achieve its investment objectives is dependent upon the performance of the Manager’s team in the quality and timeliness of Acquisition’s acquisition and development of real estate properties. Investors in the Units offered will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning Acquisition’s investments. Investors in the Units must rely entirely on the management ability of and the oversight of the Company’s Manager and Officers.

Competition May Increase Costs

The Company, through Acquisition, may experience competition from other developers of senior living communities. Competition may decrease the intended lease rates of real estate assets for the Project.

Delays in Development

Delays the Manager may encounter in the development of the Project and associated properties could adversely affect the profitability of Acquisition, which in turn would result in a material adverse effect on the Company’s operating results and financial condition.

Environmentally Hazardous Property

Under various Federal, State, City and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. Environmental laws provide for sanctions in the event of non-compliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. In connection with the development and ownership of its properties, Acquisition may be potentially liable for such costs. The cost of defending against claims of liability, complying with environmental regulatory requirements or remediation any contaminated property could materially adversely affect the business, assets or results of operations of Acquisition. This in turn would result in a material adverse effect on the Company’s operating results and financial condition.

Manager’s Discretion in the Future Disposition of Properties

The Company cannot predict with any certainty the various market conditions affecting Acquisition’s real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the of Acquisition’s properties, the Company cannot assure the Investor that Acquisition will be able to sell its properties at a profit in the future. Accordingly, the timing of liquidation of Acquisition’s real estate investments will be dependent upon fluctuating market conditions, which in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Real Estate Investments are Not as Liquid as Other Types of Assets, Which May Reduce Economic Returns to Investors

Real estate investments are not as liquid as other types of investments, and this lack of liquidity may limit Acquisition’s ability to react promptly to changes in economic, financial, investment or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Thus, Acquisition’s ability at any time to sell assets may be restricted. This lack of liquidity may limit the Company’s ability to vary its portfolio promptly in response to changes in economic financial, investment or other conditions and, as a result, could adversely affect the Company’s financial condition, results of operations, and cash flows.

Acquisition May be Unable to Lease or Sell a Property If /When it Decides to Do So, Including as a Result of Uncertain Market Conditions, Which Could Adversely Affect the Return on an Investment in the Company

Acquisition’s ability to lease or sell properties on advantageous terms depends on factors beyond the Company’s control, including competition from other sellers and the availability of attractive financing for potential buyers of the properties Acquisition acquires. The Company cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the properties Acquisition acquires, the Company cannot assure its Members that Acquisition will be able to sell such properties at a profit in the future. Accordingly, the extent to which the Company’s Members will receive cash distributions and realize potential appreciation on Acquisition’s real estate investments will be dependent upon fluctuating market conditions. Furthermore, Acquisition may be required to expend funds to correct defects or to make improvements before a property can be sold. Acquisition cannot assure the Company that it will have funds available to correct such defects or to make such improvements. In developing a property, Acquisition may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict Acquisition’s ability to sell a property, which in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Illiquidity of Real Estate Investments Could Significantly Impede Acquisition’s Ability to Respond to Adverse Changes in the Performance of the Project and Harm the Company’s Financial Condition

Since real estate investments are relatively illiquid, Acquisition’s ability to promptly sell its assets in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in, or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in local, regional national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. Acquisition may be unable to realize its investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

The Terms of New or Renewal Leases May Result in a Reduction in Income

The terms of new or renewal leases may be less favorable to Acquisition than the initial lease terms. Certain significant expenditures that Acquisition, as a landlord, may be responsible for, such as loan payments, real estate taxes, utilities and maintenance costs generally are not reduced as a result of a reduction in rental revenues. If lease rates for new or renewal leases are substantially lower than those for the previous leases, Acquisition’s rental income might suffer a significant reduction. Additionally, Acquisition may not be able to sell the property at the price, on the terms or within the time frame it may seek. Accordingly, the timing of liquidation of Acquisition and the extent to which the Company may receive distributions and realize potential appreciation on Acquisition’s real estate investments may be dependent upon fluctuating market conditions. The price Acquisition obtains from the sale of a property will depend upon various factors such as the property’s operating history, demographic trends in the property’s locale and available financing for, and the tax treatment of, real estate investments. Acquisition may not realize significant appreciation and may even incur losses on its properties and other investments. The recovery of any portion or all of an Investor’s investment and any potential return thereon will depend on the amount of net proceeds the Company is able to realize from a sale or other disposition of Acquisition’s properties.

Acquisition May Be Unable to Lease its Properties

If the rental rates for properties decrease or Acquisition is not able to develop and lease and/relet a significant portion of available and soon-to-be-available space, its financial condition, results of operations, cash flow, the market value of interests and ability to satisfy debt obligations and to make distributions to the Company could be adversely affected, which in turn could adversely affect the ability of the Company to make distributions to Investors.

The Property Acquired by Acquisition May Have Liabilities or Other Problems

Acquisition intends to perform appropriate due diligence for each property or other real estate related investments it acquires. Acquisition also will seek to obtain appropriate representations and indemnities from sellers in respect of such properties or other investments. Acquisition may, nevertheless, acquire properties or other investments that are subject to uninsured liabilities or that otherwise have problems. In some instances, Acquisition may have only limited or perhaps even no recourse for any such liabilities or other problems or, if Acquisition has received indemnification from a seller, the resources of such seller may not be adequate to fulfill its indemnity obligation. As a result, Acquisition could be required to resolve or cure any such liability or other problems, and such payment could have an adverse effect on Acquisition’s cash flow available to meet other expenses or to make distributions to the Company, which in turn could adversely affect the ability of the Company to make distributions to Investors.

Acquisition’s Investments May be Subject to Risks From the Use of Borrowed Funds

Acquisition expects to develop the Project by borrowing funds. Acquisition may also incur or increase its indebtedness by obtaining loans secured by certain properties in order to use the proceeds for further development of the Project. In general, for any particular property, Acquisition will expect that the property’s cash flow will be sufficient to pay the cost of its mortgage indebtedness, in addition to the operating and related costs of the property. However, if there is insufficient cash flow from the property, Acquisition may be required to use funds from other sources to make the required debt service payments, which generally would reduce the amount available for distribution to the Company, which in turn would reduce the amount of distributions made to Investors. The incurrence of mortgage indebtedness increases the risk of loss from Acquisition’s investments since one or more defaults on mortgage loans secured by its properties could result in foreclosure of those mortgage loans by the lenders with a resulting loss of Acquisition’s investment in the properties securing the loans. For tax purposes, a foreclosure of one of Acquisition’s properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the indebtedness secured by the mortgage. If that outstanding balance exceeds Acquisition’s tax basis in the property, Acquisition would recognize a taxable gain as a result of the foreclosure, but it would not receive any cash proceeds as a result of the transaction. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Mortgage loans or other financing arrangements with balloon payments in which all or a substantial portion of the original principal amount of the loan is due at maturity, may involve greater risk of loss than those financing arrangements in which the principal amount of the loan is amortized over its term.

At the time a balloon payment is due, Acquisition may or may not be able to obtain alternative financing on favorable terms, or at all, to make the balloon payment or to sell the property in order to make the balloon payment out of the sale proceeds. If interest rates are higher when the Company obtains replacement financing for its existing loans, the cash flows from its properties, as well as the amounts Acquisition may be able to distribute to its members, including the Company, could be reduced, which in turn would reduce the amount available to the Company to distribute to Investors. If interest rates are higher when Acquisition obtains replacement financing for its existing loans, the cash flows from its properties, as well as the amounts Acquisition may be able to distribute to its members, including the Company, could be reduced, which in turn would reduce the amount available to the Company to distribute to Investors. In some instances, Acquisition may only be able to obtain recourse financing, in which case, in addition to the property or other investment securing the loan, the lender may also seek to recover against Acquisition’s other assets for repayment of the debt. Accordingly, if Acquisition does not repay a recourse loan from the sale or refinancing of the property or other investment securing the loan, the lender may seek to obtain repayment from one or more of such other assets. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Uninsured Losses Relating to Real Property May Adversely Affect an Investor’s Return

The Manager will attempt to assure that all of Acquisition’s properties are comprehensively insured (including liability, fire, and extended coverage) in amounts sufficient to permit replacement in the event of a total loss, subject to applicable deductibles. However, to the extent of any such deductible and/or in the event that any of Acquisition’s properties incurs a casualty loss which is not fully covered by insurance, the value of Acquisition’s assets will be reduced by any such loss. Also, certain types of losses, generally of a catastrophic nature, resulting from, among other things, earthquakes, floods, hurricanes or terrorist acts may not be insurable or even if they are, such losses may not be insurable on terms commercially reasonable to Acquisition. Further, Acquisition may not have a sufficient external source of funding to repair or reconstruct a damaged property; there can be no assurance that any such source of funding will be available to Acquisition for such purposes in the future. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Competition For Investments May Increase Costs And Reduce Returns

Acquisition will experience competition for real property investments from individuals, corporations, and bank and insurance company investment accounts, as well as other real estate limited partnerships, real estate investment funds, commercial developers, pension plans, other institutional and foreign investors and other entities engaged in real estate investment activities. Acquisition will compete against other potential purchasers of properties of high quality commercial properties leased to credit-worthy tenants and residential properties and, as a result of the weakened U.S. economy, there may be greater competition for the properties of the type in which Acquisition will develop. Some of these competing entities may have greater financial and other resources allowing them to compete more effectively. This competition may result in Acquisition paying higher prices to develop properties than it otherwise would, or Acquisition may be unable to acquire properties that it believes meet its investment objectives and are otherwise desirable investments. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

In addition, Acquisition’s properties may be located close to properties that are owned by other real estate investors and that compete with Acquisition for tenants. These competing properties may be better located and more suitable for desirable tenants than Acquisition’s properties, resulting in a competitive advantage for these other properties. This competition may limit Acquisition’s ability to lease space, increase its costs of securing tenants, limit its ability to charge rents and/or require it to make capital improvements it otherwise might not make to its properties. As a result, Acquisition may suffer reduced cash flow with a decrease in distributions it may be able to make to the Company, which in turn may decrease the distributions the Company may be able to make to Investors.

Risks of Real Property Ownership that Could Affect the Marketability and Profitability of the Properties

There is no assurance that Acquisition’s real properties will be profitable or that cash from operations will be available for distribution to its members, including the Company, which in turn may decrease the distributions the Company may be able to make to Investors. Because real property, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of real property interests. The marketability and value of real property will depend upon many factors beyond the control of the Company, including (without limitation):

1.	Changes in general or local economic conditions;
2.	Changes in supply or demand of competing real property in an area (e.g., as a result of over-building);
3.	Changes in interest rates;
4.	The promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection and occupational safety;
5.	Condemnation and other taking of property by the government;
6.	Unavailability of mortgage funds that may increase borrowing costs and/or render the sale of a real property difficult;
7.	Unexpected environmental conditions; the financial condition of tenants, ground lessees, ground lessors, buyers and sellers of real property;
8.	Changes in real estate taxes and any other operating expenses;
9.	Energy and supply shortages and resulting increases in operating costs or the costs of materials and construction; and
10.	Various uninsured, underinsurance or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles; and imposition of rent controls.

Environmental Regulation and Issues, Certain of Which the Company May Have No Control Over, May Adversely Impact the Company’s Business

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions which directly impact the use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties and may therefore adversely affect Acquisition specifically, and the real estate industry in general. Failure by Acquisition to uncover and adequately protect against environmental issues in connection with the development of the Project may subject Acquisition to liability as the buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property.

Liability can be imposed even if the original actions were legal and Acquisition had no knowledge of, or was not responsible for, the presence of the hazardous or toxic substances. Acquisition may also be held responsible for the entire payment of the liability if Acquisition is subject to joint and several liability and the other responsible parties are unable to pay. Further, Acquisition may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. Insurance for such matters may not be available. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Winter Storm Damage May Increase Costs

Michigan may experience winter storms and sub-freezing temperatures, which could cause damage to Acquisition’s real estate assets. Such damage may require unanticipated repairs, maintenance, and tenant dislocation, all of which could increase costs for Acquisition and reduce its profitability. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Real Estate May Develop Harmful Mold, Which Could Lead to Liability for Adverse Health Effects and Costs of Remediating the Problem

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of Acquisition’s properties could require Acquisition to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose Acquisition to liability from its tenants, employees of such tenants and others if property damage or health concerns arise. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Terrorist Attacks or Other Acts of Violence or War May Affect the Industry in Which the Company Operates, its Operations, and its Profitability

Terrorist attacks may harm Acquisition’s results of operations and indirectly an Investor’s investment. There can be no assurance that there will not be more terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly or indirectly impact the value of the property Acquisition owns or that secure its loans. Losses resulting from these types of events may be uninsurable or not insurable to the full extent of the loss suffered. Moreover, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They could also result in economic uncertainty in the United States or abroad. Adverse economic conditions resulting from terrorist activities could reduce demand for space in Acquisition’s properties due to the adverse effect on the economy and thereby reduce the value of Acquisition’s properties, which in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Acquisition Will be Subject to Risks Related to the Geographic Location of the Property it Acquires

Acquisition intends to acquire, develop, lease, and eventually sell real estate assets. If the commercial or residential real estate markets or general economic conditions in this geographic area decline, Acquisition may experience a greater rate of default by tenants on their leases with respect to properties in this area and the value of the properties in this area could decline. Any of these events could materially adversely affect the Company’s business, financial condition or results of operations.

Unforeseen Changes

While the Company has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, Investors may be negatively affected by changes in any of the following: (i) laws, rules, and regulations; (ii) regional, national, and/or global economic factors and/or real estate trends; (iii) the capacity, circumstances, and relationships of partners of Affiliates, the Company or the Manager; (iv) general changes in financial or capital markets, including (without limitations) changes in interest rates, investment demand, valuations, or prevailing equity or bond market conditions; or (v) the presence, availability, or discontinuation of real estate and/or housing incentives.

Potential Conflicts of Interest

Officers of the Company are also owners and managers for the Manager of the Company, the property management company that will manage the Company’s real estate assets, and the general contractor that will be managing construction work on the Company’s assets. Additionally, the Manager of the Company will also be the manager and 10% owner of Acquisition. See “Affiliates” below. The Officers are permitted to devote their time to these Affiliates to the detriment of the Company if deemed reasonable or necessary by the Manager and Officers.

COVID-19 and Future Pandemics

In December 2019, the 2019 novel coronavirus (“Covid19”) surfaced in Wuhan, China. The World Health Organization (“WHO”) declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, have initiated travel restrictions. On May 5, 2023, the WHO declared Covid19 is now an established and ongoing health issue which no longer constitutes a public health emergency. The final impacts of the outbreak, and economic consequences, are unknown and still evolving. The Covid19 health crisis adversely affected the U.S. and global economy, resulting in an economic downturn. A similar new pandemic occurrence could impact demand for the Company’s services. The future impact of the outbreak remains highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus or other rapidly transmitted viruses.

Properties developed by Acquisition may be subject to changes in governmental rules and regulations which could have adverse consequences to the Company’s profitability.

Changes in governmental rules and regulations or enforcement policies affecting the use or operation of the properties, including changes to building, fire and life-safety codes, may occur which could have adverse consequences to Acquisition, which in turn could have adverse consequences for the Company.

The Company’s Operating Agreement requires many disputes to be settled through mandatory mediation or arbitration.

Sections 19.8 and 19.9 of the Company Operating Agreement require many disputes to be settled through mandatory mediation or arbitration, respectively. Although neither provision applies to claims under U.S. federal securities laws, these provisions may (1) increase the costs for an investor to bring a claim, (2) limit access to information relative to litigation, (3) discourage the bringing of claims, and (4) limit investors’ ability to bring a claim in a judicial forum that they find favorable.

The Company’s Operating Agreement mandates an exclusive forum for any dispute relating to the Operating Agreement.

Section 19.11 of the Company Operating Agreement requires that any suit, legal action or proceeding involving any dispute or matter regarding, relating to or arising under the Operating Agreement shall be brought solely in the United States District Court for Genesee County, Michigan. Although this provision does not apply to claims under U.S. federal securities laws, this requirement may (1) increase the costs for an investor to bring a claim, (2) discourage the bringing of claims, and (3) limit investors’ ability to bring a claim in a judicial forum that they find favorable.

RISKS RELATED TO EMPLOYEE BENEFIT PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or

Common Law as a Result of an Investment in the Company’s Units, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Units on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company’s Units, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;
2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
4.	The investment will not impair the liquidity of the trust, plan or IRA;
5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;
6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Units constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

DILUTION

30,000,000.00 Class A Units of the Company are authorized and unissued prior to this Offering. They are offered at a price of $1.00 per Class A Unit and will, in aggregate, represent seventy percent (70%) of the equity interests in the Company.

1,000.00 Class B Units were authorized and issued to the Manager, Brookwood Estates Senior Living, LLC, at the founding of the Company. They were issued in exchange for $12,400.00, and, in aggregate, represent thirty percent (30%) of the equity interests in the Company. Class B Units are not offered to the public in this Offering.

As a result, the relative value of the Class A Units of the Company issued through this Offering will be immediately diluted by 30%.

The Company may engage in other financings including future equity raises. In the event the Company sells equity securities subsequent to an Investor’s purchase of Units through this Offering or future offerings, the Investor’s proportionate ownership of the Company will be diluted.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to www.investbrookwood.com (the “Portal”) to invest. The Company has engaged Netshares Financial Services, LLC (“Netshares”), an independent FINRA broker-dealer to assist with the Unit sales in exchange for a 1% commission fee on the aggregate sales and an additional 5% commission fee for sales resulting from Netshares’s direct introductions or introductory efforts. The Offering is conducted on a best-efforts basis. No Commissions or any other renumeration for the Unit sales will be provided to the Company, the Manager, the Directors, any Officer, or any employee of the Company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Company will not limit or restrict the sale of the Units during this 12-month Offering. No market exists for the Units and no market is anticipated or intended to exist in the near future, therefore there is no plan to stabilize the market for any of the securities to be offered.

Directors, Officers, and employees of the Company are primarily engaged in the Company’s business of real estate development and management, and none of them are, or have ever been, brokers nor dealers of securities in the United States. The Directors, Officers, and employees will not be compensated in connection with the sale of securities through this Offering. The Company believes that the Directors, Officers, and employees are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Director, Officer, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Director, Officer, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Director, Officer, or employee is an associated person of a broker or dealer; (4) the Directors, Officers, and employees primarily perform substantial duties for the Company other than the sale or promotion of securities; (5) no Director, Officer, or employee has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Director, Officer, or employee will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

Netshares has agreed to act as placement agent to assist in connection with this Offering. Netshares is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. However, Netshares has agreed to use their best efforts to arrange for the sale of the Units offered through this Offering Circular.

The Company will also publicly market the Offering using general solicitation through methods that include e-mails to potential Investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website at www.investbrookwood.com and via of the EDGAR filing system.

The following table shows the total discounts and commissions payable to Netshares in connection with this Offering by the Company:

	Price Per Unit	Total Offering
Public Offering Price	$1.00	$30,000,000.00
Placement Agent Commissions	$0.06	$1,800,000.00
Proceeds, Before Expenses	$0.94	$28,200,000.00

Other Terms

Netshares has also agreed to perform the following services in exchange for the compensation discussed above:

- Act as Broker of Record for 1-A (SEC), 5110 (FINRA) and Blue-Sky (States & Territories) filings;

- Provide introductions and coordination with engaging additional parties and service providers;

- Manage the back-end process of the Offering Platform technology Investors use to invest in the Offering;

- Reviewing marketing materials if requested;

- Performing AML/KYC checks on all Investors;

- Providing other financial advisory services normal and customary for Regulation A offerings and coordinate with the Company’s registered transfer agent, escrow agent, and legal representatives; and

- Payment rails for the use of providing Investors with the ability to invest in the Offering using credit cards and/or ACH.

In addition to the commissions described above, the Company will also pay $5,000.00 to Netshares for out-of-pocket accountable expenses paid prior to commencing the Offering. This fee will be used for the purpose of coordinating filings with FINRA (Form 5110). In addition, the Company will pay a $5,000.00 Blue Sky filing service fee for managing the filings required for Blue Sky regulations. The Company will forward the fees required for state notice filing fees, estimated to be approximately $15,000.00. Assuming the full amount of the Offering is raised, the Company estimates that the total fees and expenses of the Offering payable by the Company to Netshares will be approximately $1,805,000.00. Maximum expected out of pocket expenses total $20,000.00.

SELLING SECURITYHOLDERS

There are no selling securityholders in this Offering.

USE OF PROCEEDS

The estimated total cost of the Project will be approximately $72,800,000. The Company intends to use approximately 100% of the net Proceeds from the Offering to partly fund Acquisition’s development and operation of the Project. In addition to the estimated $30,000,000 of Gross Proceeds contributed by the Company, Acquisition intends to obtain financing via a construction loan of approximately $42,800,000. Any shortfall in the necessary cash required for the Project will be contributed by Brookwood Fenton MI, LLC in exchange for a proportionate share of equity in Acquisition.

The Company will obtain equity in Acquisition through the exercise of warrants (“Warrant”) granted to it by Acquisition (see Exhibit 6.1). Specifically, the Warrant entitles the Company to acquire up to thirty thousand (30,000) Class A Units in Acquisition, at a purchase price of $1,000 per Class A Unit. The aggregate purchase price of all (100%) of Acquisition’s Class A Units is $30,000,000. The initial exercise of the Warrant shall be for not less than three thousand (3,000) Class A Units of Acquisition, and subsequent exercises of the Warrant shall be for no fewer than five hundred (500) Class A Units of Acquisition, unless such exercise is for all (100%) of the remaining Class A Units covered by the Warrant, then held by the Company. The exercise period (“Exercise Period) for the Warrant shall be the period commencing on the date of its issuance and ending on the last day of the month following twelve (12) months from the qualification of the Company’s Form 1-A filing with the Securities Exchange Commission (“SEC”), unless terminated sooner. The Exercise Period may, in the sole discretion of Acquisition, be extended by an additional twenty-four (24) months, for a maximum period of no more than three (3) years following the qualification date of the Company’s Form 1-A by the SEC. The result of this transaction will be a 1,000 : 1 ratio of ownership of the Company’s Units purchased through this Offering as the Company owns in Acquisition Units.

Acquisition intends to use the Proceeds from the Offering it receives from the Company to develop and operate the Project as follows:

	25%	50%	75%	100%
1. Earth work	$782,233	$1,564,466	$2,346,699	$3,128,932
2. Land acquisition and construction costs	$5,612,015	$11,224,030	$16,836,046	$22,448,061
3. Marketing	$50,000	$100,000	$150,000	$200,000
4. Offering expenses	$267,375	$534,750	$802,125	$1,069,500
5. Contingency	$305,456	$610,912	$916,368	$1,221,824
6. General Contractor costs	$334,414	$668,828	$1,003,242	$1,337,656
7. Development fee	$148,507	$297,014	$445,520	$594,027
Total	$7,500,000	$15,000,000	$22,500,000	$30,000,000

1. Earth work. Preparing the site of the Project for construction.

2. Land acquisition and construction costs. Costs associated with the purchase of the land and construction of the real estate assets.

3. Marketing. Promotion of the development for purpose of renting the completed housing units.

4. Offering expenses. Costs associated with developing and managing the Offering.

5. Contingency. Reserves set aside to cover possible unforeseen future expenses.

6. General Contractor costs. Amounts paid to general contractor for construction and management services.

7. Development fee. Fee paid to Manager as compensation.

The Company hereby reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this Section and as described elsewhere within this Offering Circular.

DESCRIPTION OF THE BUSINESS

Summary

Brookwood Fenton Investments LLC was formed to capitalize on the rapidly growing population of senior citizens who are seeking high quality independent living arrangements in the Fenton, Michigan area. To address this need, the Company is planning to build and operate 224 detached condominium senior independent living rental properties through its affiliate, Brookwood Estates Fenton Acquisition, LLC.

The Demand

The “Baby Boom Generation” is characterized as the generation born between the years 1946 and 1964. During that period, approximately 76 million Americans were born. Every day, tens of thousands of this cohort are now reaching the retirement age of 65. By 2030, this population is estimated to comprise approximately 20% of the total American population and it is projected that there will be more adults over the age of 65 than there are children under the age of 5.

The Baby Boom Generation is associated with a culture of abundance and enjoyed unprecedented technological inventions and progress in their lifetime. As they retire, they are leaving the homes where their children were raised and seeking housing in developments and complexes dedicated to comfortable, independent living for seniors. As a result, the demand for units of senior housing complexes is rising every year. In many areas of the United States, construction of such complexes has already been carried out. However, there is almost no new construction of this sort in Michigan.

The number of Americans over the age of 65 is growing faster than construction of housing units that are suitable for seniors. Occupancy rates in residential communities for the elderly stand at approximately 90% while demand continues to rise. This trend means that the requested rent can increase on average of 2.5% per year. Compared to single family rentals, the average rent for senior housing is estimated to double, while operating expenses decline.

Brookwood Estates – General Concept

A consortium of American and Israeli real estate professionals and investors have come together to establish the Brookwood Estates model for build-to-rent (“BTR”) independent senior living developments in Michigan. In addition to the Fenton, Michigan development (the “Project”), similar developments are planned for the Michigan communities of Taylor, Van Buren, Ann Arbor/Superior, and Ash. These developments will utilize a similar template for the design and construction of the housing units.

Brookwood Estates Fenton – The Project

The Company, through its affiliate Acquisition, is planning to construct a total of 224 senior living BTR housing units on a seventy (70) acre plot of land situated near the northwest corner of US 23 and Lahring Road in Fenton, Michigan (“Project”). The Project will consist of a total of eight (2) two-plex, twenty-two (22) four-plex, and twenty (20) six-plex buildings.

Brookwood Estates – Fenton plan

Each unit will be comprised of 1,056 square feet of living space and 285 square feet of garage space.

Two-plex floor plan

Artist rendition of four-plex exterior

The Project will also feature a 3,500 square foot clubhouse.

Clubhouse floor plan

Artist rendition of clubhouse

The estimated total cost to complete the Project is approximately $72,800,000. The estimated total cash required by the Project is $30,000,000, with the balance of costs paid for through financing.

The Company will contribute the net Proceeds it receives through this Offering to Acquisition in exchange for a proportionate share of equity. In the event that the net Proceeds from the Offering are insufficient to completely fund the cash required for the development of the Project, the balance of those costs will be paid for by capital contributed by a third-party, Brookwood Fenton MI, LLC, in exchange for a proportionate share of equity in Acquisition. The Manager owns 10% of Acquisition. If the Maximum Offering Amount of $30,000,000 is raised through this Offering, the Company will own the majority interest in Acquisition.

No Bankruptcy or Receivership Proceedings.

The Company has not been part of any bankruptcy, receivership, or similar proceedings.

No Legal Proceedings Material to Company.

The Company is not part of any legal proceedings, including proceedings that are material to the business or the financial condition of the Company.

AFFILIATES

The following entities are affiliated with the Company, and are owned and managed by the Officers of the Company ("Affiliates"):

Brookwood Estates Senior Living, LLC. Brookwood Estates Senior Living, LLC is the Manager of the Company and is owned 50% by SB Invest LP (“SB Invest”) and 50% by Success Group International LLC (“Success Group”). SB Invest is owned 50% by Golan Sapir and Shlomo Baranovski, who are the Company’s CFO and Chairman, respectively. Success Group is owned 50% by Christopher Garner, the Company’s CEO and 50% by Aryco Enterprises, LLC, which is owned by the Trust of Aaron Cox. Aaron Cox is the General Counsel for the Company.

Brookwood Fenton Estates Acquisition, LLC. Brookwood Fenton Estates Acquisition, LLC (Acquisition”) will be the owner of the land and will retain title to the real estate assets developed for the Project, and is owned 10% by Brookwood Estates Senior Living, LLC, the Manager of the Company and Acquisition. The Company will receive an equity interest in Brookwood Fenton Estates Acquisition, LLC in proportion to the amount of funds contributed for the land acquisition and construction costs.

4 Diamond ConCo, LLC. 4 Diamond ConCo, LLC will perform the construction of the real estate assets for the Project via an agreement with Brookwood Fenton Estates Acquisition, LLC, and is owned 50% by SB Invest and 50% by Success Group.

GPM Property Management, LLC. GPM Property Management , LLC will perform property management services for the real estate assets developed through the Project via an agreement with Brookwood Fenton Estates Acquisition, LLC, and is 100% owned by Christopher Garner, the Company’s CEO.

CONFLICTS OF INTEREST

The following transactions may result in a conflict between the interests of an Investor and those of the Manager or its Affiliates:

Brookwood Estates Senior Living, LLC, as Manager of Company, will receive compensation for its services pursuant to the “Manager Fee Schedule” (below) and may be paid a greater amount than the fees listed. The potential conflict is mitigated by limiting any such greater amounts to what is reasonable and not in excess of the customary management fees which would be paid to an independent third party in connection with the development and management of such real estate.

Brookwood Fenton Estates Acquisition, LLC (“Acquisition”) is purchasing of the land and will retain title to the real estate assets developed for the Project. It will receive cash from the Company for the land purchase and construction costs in exchange for the Company receiving equity. Brookwood Estates Senior Living, LLC, the Manager of the Company, will also be the manager of Brookwood Fenton Estates Acquisition, LLC. The potential conflict is mitigated by the terms of the LLC operating agreement.

GPM Property Management, LLC, as the property manager for the real estate assets developed through the Project and owned by Brookwood Fenton Estates Acquisition, LLC, will receive payment for its services. The potential conflict is mitigated by limiting the amount GPM Property Management, LLC receives to what is reasonable and not in excess of the customary property management fees which would be paid to an independent third party for providing comparable services.

4 Diamond ConCo, LLC, as the contractor that will perform the construction of the real estate assets for the Project, will be compensated for its services via an agreement with Brookwood Fenton Estates Acquisition, LLC. The potential conflict is mitigated by limiting the fees paid to 4 Diamond ConCo, LLC to industry-standard, market rates, as if it was an unaffiliated third party conducting similar work.

Pursuant to the Operating Agreement, the resolution of any conflict of interest by the Manager shall be conclusively deemed to be fair and reasonable to the Company and the Members and not a breach of any duty at law, in equity or otherwise.

FIDUCIARY RESPONSIBILITY OF THE MANAGER

A manager of a Michigan limited liability company may be accountable to the Company as a fiduciary and consequently must exercise good faith and integrity in handling the Company's affairs. This is a rapidly developing and changing area of the law and Investors who have questions concerning the duties of the Manager relative to the Company and its Members should consult with their legal counsel.

Exculpation. The Manager may not be liable to the Company or its Members for errors in judgment or other acts or omissions not amounting to fraud, willful misconduct or gross negligence, since provision has been made in the Company's Operating Agreement for exculpation of the Manager. Therefore, Investors have a more limited right of action than they would absent the limitation in the Operating Agreement. Further, disputes regarding the operation of the Company shall be subject to binding arbitration as set forth in the Operating Agreement.

Indemnification. The Operating Agreement provides for indemnification of the Manager by the Company for liabilities it incurs in dealings with third parties on behalf of the Company. To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities Exchange Commission, such indemnification is contrary to the public policy and therefore unenforceable.

Pursuant to the Operating Agreement, the Manager shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or any Members, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under Michigan law or under any other applicable law or in equity. The Manager shall not have any duty (including any fiduciary duty) other than the duties of good faith and fair dealing Members to the Company, or any other Person, including any fiduciary duty associated with self-dealing or corporate opportunities, all of which are expressly waived.

DESCRIPTION OF PROPERTY

The Company does not currently own any business personal property or real property of any material significance. The Company does not currently lease any property.

The Company intends to begin building its real property asset portfolio through Brookwood Fenton Estates Acquisition, LLC using the Proceeds of this Offering as soon as the funds are released from escrow when the gross Proceeds exceed the Minimum Offering Amount.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of Operations

The Company's first 12 months plan of operations will entail directing approximately 100% of the net proceeds received through this Offering to Acquisition, starting as soon as the Minimum Investment Amount is reached. Acquisition will employ the funds it receives from the Company in the manner described in the “Use of Proceeds” section above. Please refer to the “Use of Proceeds” and “Description of the Business” sections for a detailed discussion of how the Company intends to execute the Plan of Operations.

OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Approximate Hours per week
Christopher Garner	CEO	55	April 2023 - present	50
Golan Sapir	CFO	52	April 2023 - present	50
Aaron Cox	General Counsel	42	April 2023 - present	10
Shlomo Baranovsky	Chairman	59	April 2023 - present	10

Business Experience

Christopher Garner, CEO. Mr. Garner has been president of GPM Property Management for over 20 years, one of the largest property management firms in Michigan. He has also been CEO of Investment Realty Services LLC, a real estate investment firm that has purchased, rehabilitated, and rented over 800 single family properties in the past 10 years.

Golan Sapir, CFO. For the last 10 years, Mr. Sapir has been CEO of Sapir Baranovski LTD, an Israeli real estate company that invests hundreds of millions of dollars in Michigan's real estate market. Mr. Sapir was also a Professor of Economics at College of Management Academic Studies in Israel. Mr. Sapir is a former CMO of Discount mortgage bank, an Israeli mortgage bank and was the CEO of Prisma, Israel’s largest mutual funds company.

Aaron Cox, General Counsel. Since 2010, Mr. Cox has been an attorney and General Counsel for Investment Realty Services, LLC and GPM Property Management (both described above). Mr. Cox is also the owner of Aaron Cox Law, PLLC.

Shlomo Baranovsky, Chairman. Mr. Baranovsky has over thirty (30) years of experience in corporate management, investment management, and project real estate management. He is the Company Chairman and head of business development. Mr. Baranovsky is a former engineer on IDF intelligence unit ‘8200’.

Nature of Family Relationship

Aaron Cox is a nephew of Christopher Garner.

No Bankruptcy, Investigations, or Criminal Proceedings

None of the Company’s Officers have been part of any bankruptcy proceedings, proceedings whereby there was a material evaluation of the integrity or ability of the Officer, investigations regarding moral turpitude, or criminal proceedings or convictions (excluding traffic violations).

COMPENSATION OF OFFICERS AND THE MANAGER

The Officers will not receive salaries or compensation from the Offering Proceeds within their roles as Officers of the Company.

The Manager entity will receive fees for the operation of the Company, as described below. The Officers of the Company will then be compensated through the Manager entity.

Manager Fee Schedule

The Manager shall be reimbursed by the Company for all expenses, fees, or costs incurred on behalf of the Company, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, out of pocket costs of reporting to any governmental agencies, insurance premiums, travel, costs of evaluating investments and other costs and expenses.

Organizational Fee	As compensation for the time and effort involved in organizing the Company and related tasks, the Company shall pay the Manager an Organizational Fee equaling $200,000.00 upon the successful raising of $3,000,000.00, the Minimum Offering Amount. See “Compensation of Officers and the Manager.”
Termination/Liquidation Stage	30% profit share
Routine Distributions	The Manager will receive distributions of cash when available and a share of the profits and losses as a Class B member pursuant to Section 10.1 and Article 9, respectively, of the Company’s Operating Agreement.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table contains certain information as of the Effective Date as to the number of voting Units beneficially owned by (i) each person known by the Company to own beneficially more than 10% of the Company’s Units, (ii) each person who is a Manager of the Company, (iii) all persons as a group who are Managers and/or Officers of the Company, and as to the percentage of the outstanding Units held by them on such dates and as adjusted to give effect to this Offering.

As of the date of this Offering there are no option agreements in place providing for the purchase of the Company’s Units.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class B Units	Brookwood Estates Senior Living, LLC 23944 Eureka Rd., Suite 105 Taylor, Michigan. 48180	1,000 Units	-	100%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has not had any related-party transactions within the previous two fiscal years.

FEDERAL TAX TREATMENT

The following is a summary of certain relevant federal income tax considerations resulting from an investment in the Company but does not purport to cover all of the potential tax considerations applicable to any specific purchaser. Prospective investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law discussion is a general summary of certain federal income tax consequences of acquiring, holding and disposing of partnership interests in the Company and is directed to individual investors who are United States citizens or residents and who will hold their interests in the Company as “capital assets” (generally, property held for investment). It is included for general information only and is not intended as a comprehensive analysis of all potential tax considerations inherent in making an investment in the Company. The tax consequences of an investment in the Company are complex and will vary depending upon each investor’s individual circumstances, and this discussion does not purport to address federal income tax consequences applicable to all categories of investors, some of whom may be subject to special or other treatment under the tax laws (including, without limitation, insurance companies, qualified pension plans, tax-exempt organizations, financial institutions or broker-dealers, traders in securities that elect to mark to market, Members owning capital stock as part of a “straddle,” “hedge” or “conversion transaction,” domestic corporations, “S” corporations, REITs or regulated investment companies, trusts and estates, persons who are not citizens or residents of the United States, persons who hold their interests in the Company through a company or other entity that is a pass-through entity for U.S. federal income tax purposes or persons for whom an interest in the Company is not a capital asset or who provide directly or indirectly services to the Company). Further, this discussion does not address all of the foreign, state, local or other tax laws that may be applicable to the Company or its partners.

Prospective Investors also should be aware that uncertainty exists concerning various tax aspects of an investment in the Company. This summary is based upon the IRS Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder (including temporary and proposed Treasury Regulations), the legislative history of the IRS Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect on the date of this offering circular and all of which are under continuing review by Congress, the courts and the IRS and subject to change or differing interpretations. Any such changes may be applied with retroactive effect. Counsel to the Company has not opined on the federal, state or local income tax matters discussed herein, and no rulings have been requested or received from the IRS or any state or local taxing authority concerning any matters discussed herein. Consequently, no assurance is provided that the tax consequences described herein will continue to be applicable or that the positions taken by the Company in respect of tax matters will not be challenged, disallowed or adjusted by the IRS or any state or local taxing authority.

Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE COMPANY AND THE MANAGER MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Tax Classification of the Company as a Partnership

General.

The federal income tax consequences to the investors of their investment in the Company will depend upon the classification of the Company as a “Partnership” for federal income tax purposes, rather than as an association taxable as a corporation. For federal income tax purposes, a partnership is not an entity subject to tax, but rather a conduit through which all items of partnership income, gain, loss, deduction and credit are passed through to its partners. Thus, income and deductions resulting from Company operations are allocated to the investors in the Company and are taken into account by such investors on their individual federal income tax returns. In addition, a distribution of money or marketable securities from the Company to a partner generally is not taxable to the partner unless the amount of the distribution exceeds the partner’s tax basis in his interest in the Company. In general, an unincorporated entity formed under the laws of a state in the United States with at least two members, such as the Company, will be treated as a partnership for federal income tax purposes provided that (i) it is not a “publicly traded partnership” under Section 7704 of the IRS Code and (ii) does not affirmatively elect to be classified as an association taxable as a corporation under the so-called “check the box” regulations relating to entity classification. The Company is not currently a “publicly traded partnership” within the meaning of Section 7704 of the IRS Code for the reasons discussed below. In addition, the Manager does not intend to affirmatively elect classification of the Company as an association taxable as a corporation. Accordingly, the Manager expects that the Company will be classified as a partnership for federal income tax purposes.

Publicly Traded Partnership Rules.

Under Section 7704 of the IRS Code, a partnership that meets the definition of a “publicly traded partnership” may be treated as a corporation depending on the nature of its income. If the Company were so treated as a corporation for federal income tax purposes, the Company would be a separate taxable entity subject to corporate income tax, and distributions from the Company to a partners would be taxable to the partners in the same manner as a distribution from a corporation to a shareholder (i.e., as dividend income to the extent of the current and accumulated earnings and profits of the Company, as a nontaxable reduction of basis to the extent of the partner’s adjusted tax basis in his interests in the Company, and thereafter as gain from the sale or exchange of the investors interests in the Company). The effect of classification of the Company as a corporation would be to reduce substantially the after-tax economic return on an investment in the Company.

A partnership will be deemed a publicly traded partnership if (a) interests in such partnership are traded on an established securities market, or (b) interests in such partnership are readily tradable on a secondary market or the substantial equivalent thereof. As discussed in this offering circular, interests in the Company (i) will not be traded on an established securities market; and (ii) will be subject to transfer restrictions set forth in the Operating Agreement. Specifically, the Operating Agreement generally prohibits any transfer of a partnership interest without the prior consent of the Manager except in connection with an Exempt Transfer. The Manager will consider prior to consenting to any transfer of an interest in the Company if such transfer would or could reasonably be expected to jeopardize the status of the Company as a partnership for federal income tax purposes.

The remaining discussion assumes that the Company will be treated as a Partnership and not as an association taxable as a corporation for federal income tax purposes.

Allocation of Partnership Income, Gains, Losses, Deductions and Credits

Profits and Losses are allocated to the partners under the Operating Agreement. In general, Profits or Losses during any fiscal year will be allocated as of the end of such fiscal year to each partner in accordance with their ownership interests. Certain allocations may be effected to comply with the “qualified income offset” provisions of applicable Treasury Regulations relating to partnership allocations (as referenced below).

Under Section 704(b) of the IRS Code, a Company’s allocations will generally be respected for federal income tax purposes if they have “substantial economic effect” or are otherwise in accordance with the “member’s interests in the partnership.” The Company will maintain a capital account for each Member in accordance with federal income tax accounting principles as set forth in the Treasury Regulations under Section 704(b), and the Operating Agreement does contain a qualified income offset provision. The Operating Agreement requires liquidating distributions to be made in accordance with the economic intent of the transaction and the allocations of Company income, gain, loss and deduction under the Operating Agreement are designed to be allocated to the members with the economic benefit of such allocations and are in a manner generally in accord with the principles of Treasury Regulations issued under Section 704(b) of the IRS Code relating to the partner’s interest in the partnership. As a result, although the Operating Agreement may not follow in all respects applicable guidelines set forth in the Treasury Regulations issued under Section 704(b), the Manager anticipates that the Company’s allocations would generally be respected as being in accordance with the Member’s interest in the Company. However, if the IRS were to determine that the Company’s allocations did not have substantial economic effect or were not otherwise in accordance with the Members’ interests in the Company, then the taxable income, gain, loss and deduction of the Company might be reallocated in a manner different from that specified in the Operating Agreement and such reallocation could have an adverse tax and financial effect on Members.

Limitations on Deduction of Losses.

The ability of a Member to deduct the Member’s share of the Company’s losses or deductions during any particular year is subject to numerous limitations, including the basis limitation, the at-risk limitation, the passive activity loss limitation and the limitation on the deduction of investment interest. Each prospective investor should consult with its own tax advisor regarding the application of these rules to it in respect of an investment in the Company.

Basis Limitation. Subject to other loss limitation rules, a Member is allowed to deduct its allocable share of the Company’s losses (if any) only to the extent of such Member’s adjusted tax basis in its interests in the Company at the end of the Company’s taxable year in which the losses occur.

At-Risk Limitation. In the case of a Member that is an individual, trust, or certain type of corporation, the ability to utilize tax losses allocated to such Member under the Operating Agreement may be limited under the “at-risk” provisions of the IRS Code. For this purpose, a Member who acquires a Company interest pursuant to the Offering generally will have an initial at-risk amount with respect to the Company’s activities equal to the amount of cash contributed to the Company in exchange for its interest in the Company. This initial at-risk amount will be increased by the Member’s allocable share of the Company’s income and gains and decreased by their share of the Company’s losses and deductions and the amount of cash distributions made to the Member. Liabilities of the Company, whether recourse or nonrecourse, generally will not increase a Member’s amount at-risk with respect to the Company. Any losses or deductions that may not be deducted by reason of the at-risk limitation may be carried forward and deducted in later taxable years to the extent that the Member’s at-risk amount is increased in such later years (subject to application of the other loss limitations). Generally, the at-risk limitation is to be applied on an activity-by-activity basis. If the amount for which a Member is considered to be at-risk with respect to the activities of the Company is reduced below zero (e.g., by distributions), the Member will be required to recognize gross income to the extent that their at-risk amount is reduced below zero.

Passive Loss Limitation. To the extent that the Company is engaged in trade or business activities, such activities will be treated as “passive activities” in respect of any Member to whom Section 469 of the IRS Code applies (individuals, estates, trusts, personal service corporations and, with modifications, certain closely-held C corporations), and, subject to the discussion below regarding portfolio income, the income and losses in respect of those activities will be “passive activity income” and “passive activity losses.” Under Section 469 of the IRS Code, a taxpayer’s losses and income from all passive activities for a year are aggregated. Losses from one passive activity may be offset against income from other passive activities. However, if a taxpayer has a net loss from all passive activities, such taxpayer generally may not use such net loss to offset other types of income, such as wage and other earned income or portfolio income (e.g., interest, dividends and certain other investment type income). Member income and capital gains from certain types of investments are treated as portfolio income under the passive activity rules and are not considered to be income from a passive activity. Unused passive activity losses may be carried forward and offset against passive activity income in subsequent years. In addition, any unused loss from a particular passive activity may be deducted against other income in any year if the taxpayer’s entire interest in the activity is disposed of in a fully taxable transaction.

Non-Business Interest Limitation. Generally, a non-corporate taxpayer may deduct “investment interest” only to the extent of such taxpayer’s “net investment income.” Investment interest subject to such limitations may be carried forward to later years when the taxpayer has additional net investment income. Investment interest is interest paid on debt incurred or continued to acquire or carry property held for investment. Net investment income generally includes gross income and gains from property held for investment reduced by any expenses directly connected with the production of such income and gains. To the extent that interest is attributable to a passive activity, it is treated as a passive activity deduction and is subject to limitation under the passive activity rules and not under the investment interest limitation rules.

Limitation on Deductibility of Capital Losses. The excess of capital losses over capital gains may be offset against ordinary income of a non-corporate taxpayer, subject to an annual deduction limitation of $3,000. A non-corporate taxpayer may carry excess capital losses forward indefinitely.

Taxation of Undistributed Company Income (Individual Investors)

Under the laws pertaining to federal income taxation of limited liability companies that are treated as partnerships, no federal income tax is paid by the Company as an entity. Each individual Member reports on his federal income tax return his distributive share of Company income, gains, losses, deductions and credits, whether or not any actual distribution is made to such member during a taxable year. Each individual Member may deduct his distributive share of Company losses, if any, to the extent of the tax basis of his Units at the end of the Company year in which the losses occurred. The characterization of an item of profit or loss will usually be the same for the member as it was for the Company. Since individual Members will be required to include Company income in their personal income without regard to whether there are distributions of Company income, such investors will become liable for federal and state income taxes on Company income even though they have received no cash distributions from the Company with which to pay such taxes.

Tax Returns

Annually, the Company will provide the Members sufficient information from the Company's informational tax return for such persons to prepare their individual federal, state and local tax returns. The Company's informational tax returns will be prepared by a tax professional selected by the Manager.

ERISA CONSIDERATIONS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Units, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Units on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company's Units, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;

2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

4.	The investment will not impair the liquidity of the trust, plan or IRA;

5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;

6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Units constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

SECURITIES BEING OFFERED

The securities being offered are equity interests in Brookwood Fenton Investments LLC. The equity interests are in the form of LLC membership interests represented by Units. To determine the percentage of ownership in the Company, the LLC membership interests are denominated into Units, with a ratio whereby the number of Units owned by Investor is divided by total number of outstanding Units. Each Unit is $1.00.

By purchasing Units through this Offering, an Investor will become a Member of the Company and will be granted rights as stated below.*

*Please note that the following is a summary of the rights granted to an Investor and is not exhaustive. For a complete description of all rights associated with Membership in the Company, please see Exhibit 3, “Operating Agreement.” All capitalizations in this section are defined in Article I of the Operating Agreement and all references to Sections or Articles relate to the applicable Section or Article in the Operating Agreement.

The business and affairs of the Company shall be managed, operated and controlled by or under the exclusive direction of the Manager. The Manager shall have full and complete power, authority and discretion for, on behalf of and in the name of the Company to take such actions as the Manager may deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, without the consent, approval or knowledge of the Members. All decisions of the Company shall be made by the Manager.

Sections 19.8 and 19.9 of the Operating Agreement, require disputes to be settled via mandatory mediation and arbitration, respectively, but do not apply to claims under the U.S. federal securities laws. Pursuant to the Operating Agreement, the parties agree that any and all disputes, claims or controversies arising out of or relating to the Operating Agreement shall be submitted to JAMS (or its successor), for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS for final and binding arbitration. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another and agree that they will participate in the mediation in good faith and that they will share equally in its costs.

Section 19.11 of the Company Operating Agreement requires that any suit, legal action or proceeding involving any dispute or matter regarding, relating to or arising under the Operating Agreement shall be brought solely in the United States District Court for Genesee County, Michigan. All members will consent to the exercise of personal jurisdiction, and waive all objections based on improper venue and/or forum non conveniens, in connection with or in relation to any such suit, legal action or proceeding. Notwithstanding the foregoing, Section 19.11 does not apply to claims brought under U.S. federal securities laws.

Distribution Rights

All distributions of Net Operating Cash Flow shall be distributed as follows: first, to the Class A Members to the extent and in proportion with their Invested Capital Contributions until the Class A Preferred Return of 8% has been paid current; next, to the Class B Members to the extent and in proportion with their Invested Capital Contributions until the Class B Preferred Return of 8% has been paid current; then, seventy percent (70%) to the Class A Members, as a group, pro rata based upon each Member’s relative Membership Interest, and the balance to the Class B Members. The Class B Members will only receive their share of Distributions from Net Operating Cash Flow only after the Class A Preferred Return has been paid current for any calendar year.

Upon liquidation of the Company, distributions shall be remitted to the Members as follows: first to the Class A Members to the extent and in proportion with their Invested Capital Contributions until the Class A Preferred Return of 8% has been paid current; second, to Class B Members to the extent and in proportion with their Invested Capital Contributions until the Class B Preferred Return of 8% has been paid current to the Class B Members; third, until the aggregate amount distributed to Class A Members in accordance with Section 10.2 is sufficient to provide for a return of such Class A Members’ Capital Contributions by the Company; fourth, to the Class B Members until the aggregate amount distributed to such Members in accordance with this Section 10.2 is sufficient to provide for a return of such Members’ Capital Contributions by the Company; and, fifth and finally, seventy percent (70%) of profits to the Class A Members, as a group, pro rata based upon each Member’s relative Membership Interest; and the balance to the Class B Member.

Distributions of Distributable Cash if any, shall be determined in Manager’s sole discretion. The Company shall strive to make distributions on an annual basis.

No Member, regardless of the nature of the Member’s Capital Contribution, has any right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept a distribution of any asset in kind. The Manager may, with the consent of the Member receiving the distribution, distribute specific property or assets of the Company to one or more Members.

Voting Rights

Except as may otherwise be provided in the Company’s Operating Agreement, the Act or the Certificate of Formation, each of the Members waives his or its right to vote on any matters other than the following. The affirmative vote of seventy-five percent (75%) of the Members shall be required to: (1) to authorize an act that is outside of the Purpose of the Company set forth in Section 2.2; (2) approve a sale of substantially all of the assets of the Company with an expected return of less than ten percent (10%); (3) amend the Certificate of Formation or make substantive amendments to the Operating Agreement; and (4) remove or replace the Manager.

Liquidation Rights

Upon liquidation of the Company, distributions shall be remitted to the Members as follows: first, to the Class A Members to the extent and in proportion with their Invested Capital Contributions until the Class A Preferred Return of 8% has been paid current; second, to Class B Members to the extent and in proportion with their Invested Capital Contributions until the Class B Preferred Return of 8% has been paid current to the Class B Members; third, until the aggregate amount distributed to Class A Members in accordance with Section 10.2 is sufficient to provide for a return of such Class A Members’ Capital Contributions by the Company; fourth, to the Class B Members until the aggregate amount distributed to such Members in accordance with this Section 10.2 is sufficient to provide for a return of such Members’ Capital Contributions by the Company; and, fifth and finally, seventy percent (70%) of profits to the Class A Members, as a group, pro rata based upon each Member’s relative Membership Interest; and the balance to the Class B Member.

No Preemptive Rights

There are no preemptive rights associated with Class A Units.

Discretionary Redemption and Withdrawal

No Class A Member may have the right to voluntarily or involuntarily withdraw, resign or otherwise disassociate from the Company, or receive a return of its Capital Contribution from the Company for a period of three (3) years from the Unit Issue Date applicable to said Class A Member except on the prior written consent of the Manager, which may be withheld, conditioned or delayed in Manger’s sole discretion. Class B Members shall have the sole and exclusive authority to grant, convey, sell, transfer, hypothecate, disassociate or otherwise dispose of all or a portion of the Class B Interests without input or vote of the Class A Members.

After the three year term, a Class A Member may request that the Company redeem a maximum of One Hundred (100) Units from said Member per Fiscal Year. In the event a Member desires redemption and qualifies for the same, said Member shall submit a written request to withdraw and for the Company to redeem said Member’s Units up to maximum of One Hundred (100) Units per Fiscal Year.

If a Class A Member’s Units are Transferred (the “Involuntary Transferred Units”) due to said Class A Member’s death or by any court or other judicial authority, including, but not limited to, Transfers ordered in a Bankruptcy proceeding, divorce, or as a result of garnishment, attachment or execution, the Company has the option, exercisable in its sole and exclusive discretion, to redeem all, but not less than all, of the Involuntary Transferred Units for the price and upon the terms as the Manager may reasonably determine.

 No Mandatory Redemptions

The Manager shall only accept Capital Contributions from an ERISA Investor and issue Units in exchange thereof (and admit said ERISA Investor as a Member if applicable) if, after said issuance, the Units held by ERISA Investors, collectively, would be less than twenty five percent (25%) of the Units then outstanding. At all times, the number of Units held by ERISA Investors shall be less than twenty-five percent (25%) of all Units then outstanding. This limitation shall be referred to as the “ERISA Investor Restriction.” If as a result of a Member Withdrawal, redemption or otherwise or issuance of additional Units, the Company violates or will violate the ERISA Investor Restriction, the Manager has the right, exercisable in its sole discretion, to cause the Company to redeem outstanding Units that are then held by ERISA Investors, on a pro rata basis, as is or may be necessary to ensure that the Company does not violate the ERISA Investor Restriction.

No Sinking Fund Provisions

No Sinking Fund Provisions are applicable to the Class A Units.

No Liability to further calls or to assessment by the Company

There is no liability to further calls or to assessment by the Company.

Liabilities of the Members under the Operating Agreement and State Law

Except as expressly set forth in the Operating Agreement or required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

Restrictions on alienability of the securities being offered

No Class A Member may sell, exchange, transfer, assign, make a gift of, pledge, encumber, hypothecate or alienate (each a “Transfer”) his or its Interest in the Company to any Person, and no transferee of a Member’s Interest may be admitted as a Member, unless (i) Manager approves the transfer of the Interest and admission of the transferee as a Member in writing; such approval may withheld, conditioned or delayed in Manager’s sole and absolute discretion.

Provision discriminating against any existing or prospective holder of Units as a result of such Member owning a substantial amount of Units

There are no provisions discriminating against any existing or prospective holder of Units as a result of such Member owning a substantial amount of Units.

Any rights of Members that may be modified otherwise than by a vote of a majority or more of the then Units outstanding, voting as a class

No rights of Members may be modified otherwise than by a vote of a majority or more of the then Units outstanding, voting as a class.

Part F/S

Financial Statements

Brookwood Fenton Investments LLC

For the period from the date of inception (April 17, 2023) to April 30, 2023

Brookwood Fenton Investments LLC

April 30, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member and Board of Directors of Brookwood Fenton Investments LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Brookwood Fenton Investments LLC (the “Company”) as of April 30, 2023 and the related statements of operations and comprehensive loss, changes in member’s deficit, and cash flows for the period from the date of inception (April 17, 2023) to April 30, 2023, and related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 2023 and the results of its operations and its cash flows for the period from the date of inception (April 17, 2023) to April 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Related to Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred recurring losses from operations, has negative cash flows from operating activities, and has a deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 3. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the United States Securities and Exchange Commission and the PCAOB.

We conducted out audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

SRCO Professional Corporation 5828	/s/ SRCO Professional Corporation
We have served as the Company’s auditor since 2023	CHARTERED PROFESSIONAL ACCOUNTANTS
Richmond Hill, Ontario Canada	Authorized to practice public accounting by the Chartered Professional Accountants of Ontario
May 31, 2023

Balance Sheet

Brookwood Fenton Investments LLC

For the period from the date of inception (April 17, 2023) to April 30, 2023

April 30, 2023
ASSETS
Current assets
Cash	$11,050
Total assets	$11,050

LIABILITIES AND MEMBER’S DEFICIT

Current liabilities
Accountants payable	$11,000
Due to related party (Note 5)	66,420
Total liabilities	77,420

MEMBER’S DEFICIT
Class A Units; no par value; 24,000,000 units authorized
Class B Units; no par value; 1,000 units authorized, 1,000 Class B
Units issued and outstanding at April 30, 2023 (Note 4)	12,400
Deficit	(78,770)
Total member’s deficit	(66,370)
Total liabilities and member’s deficit	$11,050

Going concern (Note 3)
Subsequent events (Note 6)

The accompanying notes are an integral part of the financial statements.

Statement of Operations and Comprehensive Loss

Brookwood Fenton Investments LLC

For the period from the date of inception (April 17, 2023) to April 30, 2023

For the period from the date of inception (April 17, 2023) to 2023
Revenue	$-

Expenses
General and administrative expenses	78,770
Total operating expenses	78,770

Net loss and comprehensive loss	$(78,770)

Weighted average units outstanding – basic and diluted	1,000

Net loss per unit – basic and diluted	$(78.77)

The accompanying notes are an integral part of the financial statements.

Statement of Changes to Member’s Deficit

Brookwood Fenton Investments LLC

For the period from the date of inception (April 17, 2023) to April 30, 2023

	Class B	Class B
	Units	Amount	Deficit	Total member’s deficit
Balance, April 17, 2023	$-	$-	$-	$-

Class B units issued for cash (Note 4)	1,000	12,400		12,400
Net loss	—	—	(78,770)	(78,770)

Balance, April 30, 2023	1,000	$12,400	$(78,770)	$(66,370)

The accompanying notes are an integral part of the financial statements.

Statement of Cash Flows

Brookwood Fenton Investments LLC

For the period from the date of inception (April 17, 2023) to April 30, 2023

For the period from the date of inception (April 17, 2023) to 2023
CASH FLOWS FROM OPERATING ACTIVITY

Net loss	$(78,770)
Changes in working capital items:
Accounts payable	11,000
Net cash used in operating activity	(67,770)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party	66,420
Proceeds from the sales of class B units	12,400
Net cash provided by financing activities	78,820

NET INCREASE IN CASH	11,050
CASH, BEGINNING OF PERIOD	—

CASH, END OF PERIOD	$11,050

CASH PAID FOR

Interest	$—

The accompanying notes are an integral part of the financial statements.

Note 1 – Nature of Business and Organization

Brookwood Fenton Investments LLC (“the Company”) was organized in April 17, 2023, in the State of Michigan, and is headquartered in Taylor, Michigan. The Company’s purpose is to fund the development and operation of 224 detached condominium senior independent living rental properties in Fenton, Michigan, though its co-ownership of Brookwood Fenton Estates Acquisition, LLC, the entity that will hold title to the developed land and assets.

Note 2 – Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Basis of Measurement

The financial statements of the Company have been prepared on a historical cost basis.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Company, with the consent of its members has elected to be taxed under sections of federal and state income tax law, which provide that, in lieu of corporation income taxes, the members separately account for their share of the Company’s items of income, deductions, losses and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements. The Company periodically assesses whether it has incurred income tax expense or related interest of penalties in accordance for uncertain income tax positions. No such amounts were recognized. The Company adopted the income tax standard for uncertain tax positions. As a result of this implementation, the Company evaluated its tax positions and determined that it has no uncertain tax positions as of April 30, 2022. The Company’s 2022 tax year is open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. This applies in particular to the going concern assessment. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts payable and due to affiliate. The carrying amount of these financial instruments approximate fair value due to the short-term nature of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement.

The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgement or estimation.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Recently Issued Accounting Standards

Accounting standards promulgated by the FASB are subject to change. Change is such standards may have an impact on the Company’s future financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

Note 3 – Going Concern

These financial statements have been prepared on a going concern basis, which assumes that the future operations will allow for the realization of assets and the discharge of liabilities in the normal course of business. These financial statements do not include any adjustments to the carrying value and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern, and such adjustments could be material. The Company has incurred losses from operations, and as at April 30, 2023, had a deficit of $78,770 and a negative working capital of $66,370. These circumstances create material uncertainties that case significant doubt as to the ability of the Company to continue as a going concern and, hence, as to the appropriateness of the use of accounting principles applicable to a going concern. However, the Company is confident that the measures noted below will be sufficient to pay its operating expenses for a period of at least 12 months from the financial statements issuance date.

The Company’s continued existence is dependent upon its ability to execute its operating plan and to obtain additional debt or equity financing. The Company has a developed plans to raise funds and continue to pursue sources of funding, including from a Regulation A Offering in the United States of America, that management believes, it successful, would be sufficient to support the Company’s operating plan. The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates.

There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise from investors in a timely manner, the Company will explore available options. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of construction.

Note 4 – Member’s Deficit

Equity in the Company consists of two classes of LLC membership interests denominated in “Units”: Class A Units and Class B Units. At April 30, 2023, the Company had 1,000 Class B Units with no par value issued, authorized and outstanding and the Company had 24,000,000 Class A Units with no par value with none issued and outstanding.

At inception the Company granted 1,000 Class B Units to its sole member as founder’s equity. During the period from inception to April 30, 2023, the Company received a $12,400 capital contribution from its sole member.

Note 5 – Due to Related Party

In April of 2023, an affiliate of the Company, Brookwood Estates Senior Living, LLC advanced the Company $66,420. The advance is to be paid back within 12 months of the Company’s Regulation A capital raise. The advance is non-interest being and unsecured.

Note 6 – Subsequent Events

Management has assessed subsequent events through May 31, 2023, the date on which the financial statements were available to be issued.

Exhibit Index

Exhibit 2A: Articles of Organization*

Exhibit 3: LLC Operating Agreement

Exhibit 4: Form of Subscription Agreement*

Exhibit 6.1: Form of Warrant*

Exhibit 6.2: LLC Operating Agreement for Brookwood Estates Fenton Acquisition, LLC*

Exhibit 8: Form of Escrow Agreement*

Exhibit 11: Accountant’s Consent*

Exhibit 12: Attorney Letter Certifying Legality*

* Previously filed.

Signature Page

Pursuant to the requirements of Regulation A, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taylor, Michigan on June 30, 2023.

ISSUER COMPANY LEGAL NAME AND ADDRESS:

Brookwood Fenton Investments LLC

23944 Eureka Rd., Suite 107
Taylor, Michigan 48180

By: /s/ Christopher Garner

Name: Christopher Garner

Title: Chief Executive Officer of the Company

Date: June 30, 2023

Location signed: Taylor, Michigan

This Offering Statement has been signed by the following principals in the capacities and on the dates indicated:

 /s/Christopher Garner

Christopher Garner, Chief Executive Officer of the Company

(Date): June 30, 2023

Location Signed: Taylor, Michigan

 /s/Golan Sapir

Golan Sapir, Chief Financial Officer of the Company, and principal accounting officer

(Date): June 30, 2023

Location Signed: Kfar Sava, Israel